Exhibit 10.1

March 13, 2001

Ms. Kathryn S. Brooks

10 Serena Lane

New Milford, CT 06776

Dear Kathy,

We are pleased to offer you the position of Vice President, Human Resources and Organizational Development of Green Mountain Coffee Roasters. You will report directly to me and be responsible for leading the transformation of the organization and the other functions described in the attached Position Specifications. Your compensation will include a base salary of $140,000 per annum, reviewed on an annual basis, and a target annual bonus of 15% based on performance. In addition, pending Board approval, you will receive 20,000 stock options at the market value on your first day of employment. The stock options vest over 5 years at 20% a year. This offer is contingent upon the successful completion of reference checks.

In addition to your salary and bonus opportunity, you shall be entitled to participate in the Company’s medical, dental and disability insurance benefit programs and the benefits under the Company’s 401(k) plan on your first day of employment. You will also be entitled to a term life insurance policy. You shall be entitled to 20 days paid vacation per year.

Green Mountain Coffee Roasters will reimburse you for the reasonable and customary moving expense incurred in moving your household to Vermont, including temporary housing. While your relocation plan may be further customized based on your individual needs, a schedule of benefits is attached.

We anticipate that your start date will be on or before April 16, 2001. Should your employment be terminated for any reason other than cause, including change of control, you would be given 12 months severance, paid in accordance with the normal payroll periods.

Kathy, I so look forward to working with you and am pleased you will be joining the team of Green Mountain Coffee Roasters. Please sign this letter to signify your acceptance and return it to me.

Sincerely,

/s/ Robert Stiller
Chairman, President and CEO

I confirm my acceptance of your offer letter of appointment as Vice President, Human Resources and Organizational Development on the terms set out above.

/s/ Kathryn S. Brooks	March 18, 2001